                                                                      Exhibit 12
                              HECLA MINING COMPANY

                     FIXED CHARGE COVERAGE RATIO CALCULATION

        For the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the three months ended December 31, 1995 and 1996
                          (In thousands, except ratios)

                                                                                                   4th Qtr    4th Qtr
                                         1992        1993       1994        1995        1996        1995        1996
                                      ---------   ---------   --------   ----------   ---------   --------    -------
Net income (loss) before income
  taxes and cumulative effect of
  changes in accounting principles    $ (55,518)  $ (18,720)  $(24,248)  $ (101,410)  $ (31,667)  $  1,284    $   888

Add:  Fixed Charges                       7,036       9,385     10,857       10,551      11,651      2,862      2,985
Less:  Capitalized Interest              (2,070)     (3,533)    (1,751)      (1,516)     (2,360)      (666)      (646)
                                      ---------   ---------   --------   ----------   ---------   --------    -------
Net income (loss) before
  income taxes and cumulative
  effect of changes in accounting
  principles and fixed charges        $ (50,552)  $ (12,868)  $(15,142)  $  (92,375)  $ (22,376)  $  3,480    $ 3,227
                                      =========   =========   ========   ==========   =========   ========    =======

Fixed charges:
  Preferred stock dividends                 - -   $   4,070   $  8,050   $    8,050   $   8,050   $  2,012    $ 2,012
  Interest portion of rentals               - -         - -        166          541         543        126        139
  Interest expense                    $   6,905       5,224      2,606        1,960       3,058        724        834
  Amortization of LYONs                     131          91         35          - -         - -        - -        - -
                                      ---------   ---------   --------   ----------   ---------   --------    -------

Total fixed charges                   $   7,036   $   9,385   $ 10,857   $   10,551   $  11,651   $  2,862    $ 2,985
                                      =========   =========   ========   ==========   =========   ========    =======

Fixed Charge Ratio                           (a)         (a)        (a)          (a)         (a)      1.22       1.08

Inadequate coverage                   $  57,588   $  22,253   $ 25,999   $  102,926   $  34,027   $    - -    $   - -
                                      =========   =========   ========   ==========   =========   ========    =======

Write-downs and other noncash charges:
  DD&A(b) (mining activity)           $  13,774   $  13,526   $ 14,233   $   23,462   $  20,451   $  4,882    $ 5,265
  DD&A(b) (corporate)                       851         669        524          367         338        102         82
  Provision for closed
    operations                           13,608       2,327     11,353        4,615      22,806        319        115
  Reduction in carrying value of
    mining properties                    30,791       2,561      7,864       97,387      12,902        - -        - -
                                      ---------   ---------   --------   ----------   ---------   --------    -------

                                      $  59,024   $  19,083   $ 33,974   $  125,831   $  56,497   $  5,303    $ 5,462
                                      =========   =========   ========   ==========   =========   ========    =======

(a) Earnings for period inadequate to cover fixed charges.

(b) "DD&A" is an abbreviation for "depreciation, depletion and amoritization."